Exhibit 10.31

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

BORQS Technologies, Inc.

Summary Term Sheet

September 1, 2021

The following summarizes the basic terms and conditions by which BORQS Technologies, Inc., a British Virgin Islands corporation, proposes to acquire 51% of the issued and outstanding shares of Holu Hou Energy, LLC, a Delaware Limited Liability Company, and all of its subsidiaries or affiliated companies, if any, (together known as “HHE”) as contemplated hereunder (the “Proposed Transaction”), with proposed terms and conditions outlined below. BORQS and HHE together are known as the Parties. This Summary Term Sheet is subject to change with further negotiations between the Parties until the final terms and conditions are mutually accepted and fully described in a Definitive Agreement governing the Proposed Transaction (the “Definitive Agreement”). This summary does not purport to be complete and is subject to, and qualified in its entirety and be replaced by, the more detailed information to be contained in the Definitive Agreement.

Terms & Conditions

Acquiring Entity: Place of Incorporation: Trading Symbol: Stock Exchange: Ordinary Shares Outstanding:	Borqs Technologies, Inc. (the “Company” or “BORQS”) British Virgin Islands BRQS Nasdaq Capital Market (“Nasdaq”) 140,477,427 common shares as of September 1, 2021
Acquisition Target Company:	Holu Hou Energy, LLC (“HHE”) A Delaware Limited Liability Company
Resulting Company Structure:	BORQS directly or via one of its wholly own subsidiaries, owning 51% of HHE.

Total Consideration to be Paid by BORQS to HHE and Owners of HHE:

According to Exhibit A – Earn-out Structure attached hereof.

Cash payments made by BORQS to HHE will be for working capital uses by HHE.

The ordinary shares of BORQS issued and released to the owners of HHE will become property of the HHE owners.

Further sale of HHE ownership by HHE owners	In the event any owners of HHE wish to sell additional ownership of HHE, a written offer stipulating the sales price, and any price adjustment thereof, shall be provided to BORQS which has the first right of refusal for 30 days upon receiving such offer.

Re-sale of HHE ownership by BORQS	In reciprocation, after the Proposed Transaction has been completed, the HHE owners shall have the first right of refusal for 30 days when BORQS wishes to resale any of its ownership of HHE.

Closing of the Proposed Transaction	Upon BORQS making the Initial Payments to HHE and the HHE owners as stipulated in Exhibit A, the Proposed Transaction is deemed to have closed (the “Closing”).

Procurement of Hardware	Upon the Closing, HHE shall purchase hardware (completed products and components) from BORQS’s subsidiaries, which shall in-turn place the orders with the currently existing suppliers of HHE without any mark-up or “burdening” of the materials.

Board Control and Employment Agreements

Upon the Closing, (i) HHE shall form a new board of directors comprising of three persons, with two assignees from BORQS and one assignee from HHE; and (ii) employment agreement shall be executed for key executives of HHE.

Upon the signing of the LOI, HHE shall assign a presentative to serve as a special advisor to the board of directors of BORQS.

Additionally, HHE will be entitled to two Board seats out of seven on the Board of Directors of BORQS in the event that at least the mid-range of the targets for both revenue and EBITDA are met for the year 2023, and the 2023 HHE’s contributed revenue exceeds 30% of total Borqs revenue (including HHE). This determination will be made ‘after HHE’s 2023 final audit is available.

Required Holding Period of BORQS ordinary shares	All BORQS shares issued and released to the HHE owners shall be restricted from resale or transfer until a hold period of one year is reached from the date of release.

Confirmatory Due Diligence and Non-performance fee:

Upon acceptance of the LOI, HHE will cause its current legal counsel, accountants, agents and representatives to cooperate with BORQS in order for BORQS to conduct due diligence, including getting access to HHE’s legal and accounting records, visiting and inspecting the location(s) of HHE and meeting with HHE’s management, suppliers and customers.

In the event that due to no fault of HHE in the due diligence process but only due to the fault of BORQS causing the Proposed Transaction not closing in 30 days from the signing of the LOI, BORQS shall pay a non-performance fee of $125,000 to HHE, and another $125,000 shall be paid to HHE if the Proposed Transaction is not closing in 45 days from the signing of the LOI. However, if the Proposed Transaction closes, any paid non-performance fee shall be deducted from the Initial Payment of BORQS as described hereunder.

Exclusivity and Termination:

Until the earlier of (i) 60 days after the execution of this LOI, (ii) the time BORQS has indicated in writing that it no longer desires to pursue the Proposed Transaction, or (iii) execution of a Definitive Agreement (the “Exclusivity Period”), HHE shall not be engaged in discussion with any other party except BORQS regarding a merger, acquisition, equity financing, business combination or any transaction that would cause the ownership and/or outstanding shares of HHE to change.

Covenants of HHE:	Prior to the execution of the Definitive Agreement, HHE shall submit to BORQS, a legal opinion from a U.S. law firm, regarding HHE that:

a.	It is duly organized under the laws of the State of Delaware;

b.	It is free from any outstanding debt from private individuals or financial institutions, except for the debt disclosed in the HHE financial statements disclosed to BORQS;

c.	It is free from any final or pending court judgement;

d.	It is free from any unpaid taxes of any type or from any jurisdiction;

e.	There is no final or pending, commercial or criminal, court judgement against any of HHE’s owners;

f.	HHE’s intellectual properties are not known to be encumbered by any potential claims;

g.	HHE’s current technologies are not known to have infringed on any domestic or international rights, and that the owners of HHE personally guarantees that to the best of their knowledge there is no known infringement on intellectual property rights of any party in the world;

h.	A complete list of unpaid outstanding invoices, and unpaid salaries if any, as of the date of this Letter of Intend to be provided to include name of the beneficiary, the amount, and a short description of each item;

i.	Includes copies of all product liability and/or quality inspection reports on HHE’s technology or sample products; and

j.	Any derogatory matter that in the opinion of the law firm providing the legal opinion should be made known to BORQS for the purpose of BORQS making the final decision in the acquisition of ownership of HHE.

Additional Closing Conditions:	The Proposed Transaction is subject to customary conditions appropriate for a similar share exchange transaction or merger, including:

a.	No material adverse change in the business, subsidiaries, operations, prospects or financial condition of the Parties, unless waived by the non-offending party;

b.	The representations and warranties of both Parties being true and correct at signing of the Definitive Documents and closing of the Proposed Transaction;

c.	Receipt of all equity holder, governmental, regulatory and third-party requisite approvals and consents, including the completion of any SEC and NASDAQ processes and the required fundraising as contemplated by BORQS;

d.	The terms and conditions of the Proposed Transaction must be acceptable to both Parties and approved by each of their respective Board of Directors;

e.	There is no relationship of partnership, agency, employment, or joint venture between the Parties. No party has the authority to bind the other or incur any obligation on its behalf;

f.	HHE shall accept and cooperate with an accountant assigned by BORQS within HHE’s operation;

g.	HHE agrees to provide BORQS with any information relating to the any government filings contemplated by the Proposed Transaction, and consents to the disclosure of such if and when required under US securities law; and

h.	Subject to such customary additional terms not inconsistent with the above as agreed between the Parties.

Transaction Costs:

Each Party shall be responsible for its own costs and expenses in negotiating the transaction, preparing and negotiating the Definitive Documents and preparing all required disclosure relating to documents required to be filed with the Securities and Exchange Commission and other regulatory authorities in connection with the Proposed transaction.

Governing Law & Jurisdiction:	Laws of the State of New York

Confidentiality:	The Parties to this LOI acknowledge and agree that the existence and terms of this LOI and the Term Sheet are strictly confidential and further agree that they and their respective representatives, including without limitation, shareholders, directors, officers, employees or advisors, shall not disclose to the public or to any third party the existence or terms of this LOI or the Proposed Transaction other than with the express prior written consent of the other party, except as may be required by applicable law, rule or regulation, or at the request of any governmental, judicial, regulatory or supervisory authority having jurisdiction over a party or any of its representatives, control persons or affiliates (including, without limitation, the rules or regulations of the SEC or FINRA), or as may be required to defend any action brought against such party in connection with the transaction. If a party is so required to make such a disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that the disclosure is required, and the time and place that the disclosure will be made. In such event, the Parties will work together to draft a disclosure which is acceptable to both Parties.

Buyback Provision:	Investment being raised is key to penetrating and establishing a position in the California market and significantly ramping up penetration of the Hawaii single-family and Multi-Dwelling Unit markets. Many factors influence the outcome of this strategy. Should HHE fall below the “Low” Range for either Revenue or EBITDA at any time, HHE can request BORQS to enter into a good faith negotiation to enable HHE to lead a buyback of the ownership of HHE held by BORQS, in cash for any or all of the value BORQS has paid to HHE (cash and value of BORQS shares) at a 25% to premium of market value.

Exhibit A – Earn-out Structure

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SIGNATURES

By signing below the Parties are in agreement with the principal terms and conditions of the contemplated Transaction outlined in this Summary Term Sheet and agree to work in good faith to complete the Transaction as contemplated.

Signed:

/s/ Pat Sek Yuen Chan	Date: 9/1/21
Pat Sek Yuen Chan
Chief Executive Officer
BORQS TECHNOLOGIES, INC.

Signed:

/s/ Brad Hansen	Date: 9/1/21
Brad Hansen
Chief Executive Officer
HOLU HOU ENERGY, LLC